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Exhibit 99.4

        TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

Letter to The Depository Trust Company Participants

for Tender of All Unregistered Outstanding
4.25% First Mortgage Bonds, Series 2016A, due 2046
in Exchange for Registered
4.25% First Mortgage Bonds, Series 2016A, due 2046

        The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2016, unless extended (the "Expiration Date"). Outstanding Bonds tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

To The Depository Trust Company Participants:

        We are enclosing with this letter the materials listed below relating to the offer by Tri-State Generation and Transmission Association, Inc. ("Tri-State") to exchange its 4.25% First Mortgage Bonds, Series 2016A, due 2046, the issuance of which has been registered under the Securities Act (the "Exchange Bonds"), for a like principal amount of Tri-State's issued and outstanding unregistered 4.25% First Mortgage Bonds, Series 2016A, due 2046 (the "Outstanding Bonds"), upon the terms and subject to the conditions set forth in the prospectus, dated             , 2016, of Tri-State and the related letter of transmittal. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the letter of transmittal.

        We are enclosing copies of the following documents:

  1.
  Prospectus;

  2.
  Letter of transmittal, together with accompanying Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  3.
  Notice of guaranteed delivery; and

  4.
  Letter to clients that may be sent to your clients for whose account you hold Outstanding Bonds in your name or in the name of your nominee, with space provided for obtaining that client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on            , 2016, unless extended.

        The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Bonds being tendered for exchange.

        Pursuant to the letter of transmittal, each holder of Outstanding Bonds will represent to Tri-State that:

  •
  Any Exchange Bonds received are being acquired in the ordinary course of business of the person receiving such Exchange Bonds;

  •
  Such person does not have an arrangement or understanding with any person to participate in the distribution of the Outstanding Bonds or the Exchange Bonds within the meaning of the Securities Act;

  •
  Such person is not an "affiliate" of Tri-State within the meaning of Rule 405 under the Securities Act or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  If such person is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of Exchange Bonds;

  •
  If such person is a broker-dealer, it will receive Exchange Bonds in exchange for Outstanding Bonds that were acquired for its own account as a result of market-making activities or other trading activities, and it will deliver a prospectus in connection with any resale of such Exchange Bonds; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act;

  •
  If such person is a broker-dealer, it did not purchase the Outstanding Bonds to be exchanged for the Exchange Bonds from Tri-State; and

  •
  Such person is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

        The enclosed letter to clients contains an authorization by the beneficial owners of the Outstanding Bonds for you to make the foregoing representations.

        Tri-State will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Bonds under the Exchange Offer. Tri-State will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Bonds to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

        The Exchange Offer is not being made to (nor will the surrender of Outstanding Bonds be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

        No person has been authorized to give any information with respect to the Exchange Offer, or to make any representation in connection therewith, other than those contained in the Prospectus and the related letter of transmittal. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by Tri-State.

        Additional copies of the enclosed materials may be obtained from us upon request.

Very truly yours,
TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

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  Exhibit 99.4